Exhibit 3.26

LIMITED LIABILITY COMPANY AGREEMENT

of

TORRANCE LOGISTICS COMPANY LLC

Dated as of October 2, 2015

LIMITED LIABILITY COMPANY AGREEMENT

OF

TORRANCE LOGISTICS COMPANY LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT OF Torrance Logistics Company LLC (this “Agreement”), dated as of October 2, 2015, is adopted, executed and agreed to by its sole Member (as defined below).

1. Formation. Torrance Logistics Company LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company shall have a perpetual existence.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Registered Office. The registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

6. Member. PBF Energy Western Region LLC, a limited liability company organized and existing under the laws of the state of Delaware, shall be the sole member of the Company (the “Member”). The membership interest of the Member is set forth on Exhibit A.

7. Contributions. The Member has made an initial contribution to the capital of the Company, as reflected in the Company’s books and records. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

8. Taxes. The Member shall prepare and timely file (on behalf of the Company) all state and local tax returns, if any, required to be filed by the Company. The Company and the Member acknowledge that for federal income tax purposes, the Company will be disregarded as an entity separate from the Member pursuant to Treasury Regulation § 301.7701-3 as long as all of the member interests in the Company are owned by the Member.

9. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

10. Management. The management of the Company shall be exclusively vested in the Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member. Any action to approve or consent to any matter hereunder or pursuant to the Act by the Member may be accomplished by written consent executed by the Member. Written consents may be executed and delivered by telecopy or like electronic means.

11. Officers. The Member may designate one or more persons to be officers of the Company. Officers are not “managers,” as that term is used in the Act. Any officers who are so designated shall have such titles and authority to perform such duties as the Member may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Member. Any officer may be removed as such, either with or without cause, by the Member. Designation of an officer shall not of itself create contract rights.

12. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Members may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

13. Liability of Members. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the Act.

14. Exculpation and Indemnity. The Member or officers of the Company shall not be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted in good faith, unless such act or omission constitutes gross negligence, willful misconduct, or a breach of this Agreement on the part of the Member or officers of the Company. The Company shall indemnify the Member or officers of the Company to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Member or officers of the Company (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Member or officers in connection with the Company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct.

15. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the principle of conflict-of-laws.

16. Effective Date. This Agreement shall be effective as of the date of the formation of the Company pursuant to Section 18-201 of the Act.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date written first above.

PBF Energy Western Region LLC

By:	/s/ Trecia M. Canty
Trecia M. Canty
Senior Vice President, General Counsel and Secretary

SIGNATURE PAGE

EXHIBIT A

Member	Membership Interest
PBF Energy Western Region LLC	100%